Exhibit 99.1

[LETTERHEAD OF WILMINGTON TRUST COMPANY]

NOTICE OF REDEMPTION PRICE

To the Holders of

Astoria Financial Corporation

5.75% Senior Notes Due 2012, Series B

CUSIP #046265AE41

Reference is made to the Indenture, dated as of October 16, 2002 (the “Indenture”), between Astoria Financial Corporation, a Delaware corporation (the “Company”), and Wilmington Trust Company, as trustee (the “Trustee”), and Section 5 of the 5.75% Senior Notes due 2012, Series B (the “Senior Notes”).

Notice was previously given that Company will redeem all the Senior Notes on September 13, 2012 (the “Redemption Date”). This Notice is to provide you with the redemption price for the Senior Notes.

The Company will redeem the Senior Notes at a redemption price equal to 100.460% of the principal amount of the Senior Notes (the “Redemption Price”) plus accrued and unpaid interest thereon to the Redemption Date. The amount of accrued and unpaid interest to the Redemption Date amounts to $23.638889 per $1,000 principal amount of the Senior Notes.

As a reminder, the Senior Notes called for redemption must be surrendered to the Trustee, as paying agent (the “Paying Agent”), at the address below in order to collect the Redemption Price that will become due and payable on the Redemption Date.

By Mail or By Hand:
Wilmington Trust Company
Corporate Capital Markets
1100 North Market Street
Wilmington, DE 19890
ATTN: Administration Astoria Financial Corporation

The method of delivery of the Senior Notes is at the election and risk of the holder surrendering the Senior Notes and delivery will be deemed made only when actually received by the Paying Agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested.

1 The CUSIP number is included solely for the convenience of the holders of the Senior Notes. No representation is made as to the correctness or accuracy of the CUSIP number either as printed on the Senior Notes or as set forth in this notice of redemption.

Unless the Company fails to deposit the Redemption Price plus accrued and unpaid interest thereon to the Redemption Date with the Paying Agent, interest on the Senior Notes will cease to accrue on and after the Redemption Date, and the only remaining right of the holders of the Senior Notes will be to receive payment of the Redemption Price plus accrued and unpaid interest thereon to the Redemption Date upon surrender to the Paying Agent of the Senior Notes being redeemed.

September 10, 2012	ASTORIA FINANCIAL CORPORATION
By: Wilmington Trust Company, as Trustee

Important Tax Information

Under United States backup withholding rules, the Paying Agent may be required to backup withhold (currently at a rate of 28%) from the payments to a Holder made upon redemption of a Senior Note unless such Holder delivers a properly completed IRS Form W-9 (if the Holder is a U.S. person, including a resident alien, as determined for U.S. federal income tax purposes) or the appropriate IRS Form W-8 (if the Holder is neither a U.S. person or a resident alien), or the Holder otherwise establishes an exemption from such backup withholding.